Exhibit 23(b)

                   CONSENT OF ERNST & YOUNG LLP

We consent to the reference to our firm under the caption Experts in the Registration Statement (Form S-8) pertaining to the Pameco Corporation Employee Stock Option Plan I, Pameco Corporation Employee Stock Option Plan II, Stock Option Agreement between the Registrant and Gerald V. Gurbacki, and the Pameco Corporation Non-Employee Directors Stock Option Plan and to the incorporation by reference therein of our reports dated April 2, 1997, except for Note 10 as to which the date is June 3, 1997, with respect to the consolidated financial statements and schedule of Pameco Corporation, included in its Registration Statement and Prospectus on Form S-1 (File No. 333-24043) filed with the Securities and Exchange Commission.

                        /s/ Ernst & Young LLP
August 19, 1997                               Ernst & Young LLP
Atlanta, Georgia